Exhibit 3.1
                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                             JOHN H. HARLAND COMPANY


                                        I

         The name of the corporation is:

                  "JOHN H. HARLAND COMPANY."

                                       II

         The corporation shall have perpetual duration.

                                       III

         The corporation has the purpose of engaging in any lawful business.

                                       IV

         The corporation shall have authority to issue not more than one hundred forty four million, five hundred thousand (144,500,000) shares of stock, which shall be divided into classes as follows:

         (A) One hundred forty four million (144,000,000) shares of Common Stock having a par value of One ($1) Dollar per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the corporation, out of the assets of the corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the corporation.

         (B) Five hundred thousand (500,000) shares of Preferred Stock of One ($1) Dollar par value per share which shall be issued in the manner and with the designations, rights, preferences and limitations set forth hereinafter:

                  (1) All shares of Preferred Stock shall be identical except that the Board of Directors of the corporation is hereby expressly authorized and empowered, in its sole discretion, to divide the class of Preferred Stock into one or more series, and, prior to the issuance of any of such shares in any particular series, to fix and determine, in the manner provided by law, the following provisions of such series:

                           (i) The distinctive designation of such series and
                  the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then issued) from time to time by like action of the Board of Directors;

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                           (ii) The annual rate, and timing of payment, of
                  dividends, if any, payable on shares of such series and the date from which any such dividends shall be accumulated, if dividends are to be cumulative;

                           (iii) Whether the shares of such series shall be
                  redeemable and, if so, the redemption price and the terms and conditions of such redemption;

                           (iv) The rights of shares of such series in the event
                  of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

                           (v) Whether or not the shares of such series shall be
                  entitled to the benefit of a sinking fund, retirement fund or a purchase fund to be applied to the redemption or purchase of shares of such series, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares of such series may be redeemed or purchased through the application of such fund;

                           (vi) The rights, if any, of the holders of shares of
                  such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange;

                           (vii) Whether or not the shares of such series shall
                  have any voting powers and, if voting powers are so granted, the extent of such voting powers and the terms and conditions under which such voting powers may be exercised. Unless expressly granted by the Board of Directors, no series of Preferred Stock shall have the right to vote for directors or in any other matter except as required by Georgia law; and

                           (viii) Any other relative rights, powers,
                  preferences, qualifications, limitations or restrictions thereof relating to such series.

                  (2) Each share of stock within an individual series shall be identical in all respects with the other shares of such series, except as to the date from which dividends thereon, if any, shall accumulate, if cumulative.

                  (3) The holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors and paid by the corporation from funds legally available for such payment, cash dividends at the annual rate for each particular series of Preferred Stock set by the Board of Directors as herein authorized.

                  (4) The description of shares of each series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

         (C) The Common Stock and the Preferred Stock herein authorized may be issued from time to time for such consideration, having a value as determined by the Board of Directors, or as a dividend, as the Board of Directors may determine. Upon receipt by the corporation of payment of consideration so determined for the issuance of shares, such issued shares shall be determined to be fully paid and nonassessable.

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         (D) The corporation shall have the power to create and issue, whether or not in connection with the issuance and sale of any of its shares or other securities, rights or options entitling the holders thereof to purchase from the corporation, upon such consideration, terms and conditions, as the Board of Directors may determine, authorized but unissued shares or treasury shares.

         (E) The corporation shall have the full power to purchase and otherwise acquire, and dispose of, its own shares and securities granted by the laws of the State of Georgia. Shares so acquired shall become treasury shares of the corporation and may be resold or otherwise disposed of by the corporation for such consideration as shall be determined by the Board of Directors. At any time, the Board of Directors may by resolution provide that any or all treasury shares so acquired shall constitute authorized, but unissued shares.

                                        V

         No shareholder shall have any preemptive right to subscribe for or to purchase any shares of stock or other securities issued by the corporation.

                                       VI

         The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                       VII

         (A) In addition to any affirmative vote required by law, these Articles of Incorporation or otherwise with respect to any shares of Common Stock of the corporation, and except as otherwise expressly provided in paragraph C of this
Article VII:

                  (1) any merger or consolidation of the corporation or any Subsidiary (as hereafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

                  (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with an Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more; or

                  (3) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

                  (4) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

                  (5) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any affiliate of any Interested Shareholder;

         shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation, including the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation other than those beneficially owned by the Interested Shareholder involved in such transaction. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

                  (6) The term "Business Combination" as used in this Article VII shall mean any transaction which is referred to in any one or more of subparagraphs 1 through 5 above in this Article VII.

         (B) The provisions of paragraph A of this Article VII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following subparagraphs 1 or 2 are met:

                  (1) The Business Combination shall have been approved by at least seventy-five (75%) of the directors of the Company.

                  (2) All of the following conditions shall have been met:

                           (i) The aggregate amount of cash and the Fair Market
                  Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under subclauses (a), (b) and
                  (c) below (taking into account all stock dividends and stock splits):

                                    (a) (if applicable) the highest per share
                           price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder involved in the Business Combination for any share of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or
                           (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

                                    (b) the highest Fair Market Value per share
                           of Common Stock during the 30-day period ending on the Announcement Date or during the 30-day period ending on the date on which the Interested Shareholder involved in the Business Combination became an Interested Shareholder, whichever is higher; and

                                    (c) (if applicable) the price per share
                           equal to the highest Fair Market Value per share of Common Stock determined pursuant to subparagraph 2(i)(b) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
                           fees) paid by the Interested Shareholder involved in the Business Combination for any shares of Common

                           Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the date that the Interested Shareholder made its first purchase of shares of Common Stock during such two-year period.

                           (ii) The consideration to be received by holders of
                  outstanding Common Stock shall be in cash or in the same form as the Interested Shareholder involved in the Business Combination has previously paid for shares of Common Stock. If the Interested Shareholder has paid for shares of Common Stock with varying forms of consideration, the form of consideration for Common Stock shall be either cash or the form used to acquire the largest number of shares of Common Stock previously acquired by it.

                           (iii) After the Interested Shareholder involved in
                  the Business Combination became an Interested Shareholder and prior to the consummation of such Business Combination: (a) except as approved by at least seventy-five percent (75%) of the directors, there shall have been no failure to declare and pay at the regular date therefor dividends in full (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by at least seventy-five percent (75%) of the directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by at least seventy-five percent (75%) of the directors; and (c) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Common Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

                           (iv) After the Interested Shareholder involved in the
                  Business Combination became an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation or any of its Subsidiaries, whether in anticipation of or in connection with such Business Combination or otherwise.

                           (v) A proxy or information statement describing the
                  proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the corporation at least 30 days prior to the meeting at which the Business Combination will be voted upon (whether or not such proxy information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the cover page thereof a statement as to how members of the Board voted on the proposal in question and any recommendation as to the advisability or inadvisability of the Business Combination that any director wishes to make, and shall also contain the opinion of a reputable national investment banking firm as to the fairness of the terms of the Business Combination, from the point of view of the remaining public shareholders of the corporation (such investment banking firm to be engaged solely on behalf of the remaining public shareholders, to be paid a reasonable fee for its services by the corporation upon receipt of such opinion and to be an investment banking firm which has not previously been associated with the Interested Shareholder).

         (C) For the purposes of this Article VII:

                  (1) A "person" shall mean any individual, firm, corporation or other entity.

                  (2) "Interested Shareholder" shall mean any person (other than the corporation, any Subsidiary or either the corporation or any Subsidiary acting as trustee or in a similar fiduciary capacity) who or which:

                           (i) is the beneficial  owner,  directly or
                  indirectly,  of more than 10% of the  outstanding  Common
                  Stock; or

                           (ii) is an Affiliate of the corporation and at any
                  time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Common Stock; or

                           (iii) is an assignee of or has otherwise succeeded to
                  any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                  (3) A person shall be a "beneficial owner"of any Common Stock:

                           (i) which such person or any of its Affiliates or
                  Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                           (ii) which such person or any of its Affiliates or
                  Associates has, directly or indirectly, (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                           (iii) which are beneficially owned, directly or
                  indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

                  (4) For the purposes of determining whether a person is an Interested Shareholder pursuant to subparagraph 2 of this paragraph C, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph 3 of this paragraph C but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrant or options, or otherwise.

                  (5) An "Affiliate" of a specified person is a person that directly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

                  (6) The term "Associate" used to indicate a relationship with any person means (i) any firm, corporation or other entity (other than the corporation or any Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse who has the same home as such person.

                  (7) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation unless owned solely as trustee or other similar fiduciary capacity.

                  (8) "Fair Market Value" means: (i) in the case of stock, the closing sales price of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the closing sales price or the average of the bid and asked prices reported with respect to a share of such stock on the National Association of Securities Dealers, Inc. Automatic Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and
         (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

                  (9) In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in paragraph B(2)(i) of this Article VII shall include the shares of Common Stock retained by the holders of such shares.

         (D) The Board of Directors of the corporation shall have the power and duty to determine for the purposes of this Article VII, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Shareholder, (ii) the number of shares of Common Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, and (iv) whether the assets which are the subject of any Business Combination have an aggregate Fair Market Value of $10,000,000 or more, and whether the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value of $1,000,000 or more.

         (E) Nothing contained in this Article VII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

         (F) Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation, including the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation other than those beneficially owned by any Interested Shareholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VII of these Articles of Incorporation.

                                      VIII

         The Board of Directors of the corporation, when evaluating any offer of a person (as defined in paragraph C (1) of Article VII), other than the corporation itself, to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another person, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation (an "Acquisition Proposal"), may, in connection with the exercise of its business judgment, consider the interests of the employees, customers, suppliers and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such

Directors consider pertinent; provided, however, that the foregoing shall be deemed solely to grant discretionary authority to the Directors and shall not be deemed to provide to any constituency any right to be considered.

                                       IX

         Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law), neither Section 2 or 8 of Article II of the bylaws nor this Article IX may be amended or repealed nor may any provisions inconsistent with said Section 2 or 8 of Article II of the bylaws or this
Article IX be adopted, except upon the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation, including the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation other than those beneficially owned by any Interested Shareholder (as defined in Article VII hereof), or alternatively, upon the affirmative vote of at least seventy-five percent (75%) of the directors.

                                        X

         No Director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or other duty as a Director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liabilities set forth in
Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended. Neither the amendment nor repeal of this Article X nor the adoption of any provision of these Amended and Restated Articles of Incorporation inconsistent with this Article shall eliminate or adversely affect any right or protection of a Director of the corporation existing immediately prior to such amendment, repeal or adoption.